EXHIBIT 10.8

                          RAILCAR CONSTRUCTION AGREEMENT

                                 by and between

                              RADER RAILCAR II, INC.

                                       and

                                FUN TRAINS, INC.


                             DATED OCTOBER 23, 1996


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                         RAILCAR CONSTRUCTION AGREEMEENT


      THIS RAILCAR CONSTRUCTION AGREEMENT ("AGREEMENT") is entered into this 23RD day of OCTOBER, 1996, by and between Rader Railcar II, Inc., a Colorado corporation ("RADER") and Fun Trains, Inc., a Florida corporation ("FTI").


                                   RECITALS:


      A. Rader is engaged in the business of constructing specially outfitted passenger railroad cars.

      B. FTI is engaged in the business of providing rail services to the public.

      C. FTI desires to have Rader construct up to twelve (12) Railcars to the Specifications set forth in this Agreement and to purchase such Railcars from Rader on the terms set forth in this Agreement for use in FTIs rail operations.

      D. Rader desires to construct the Railcars for FTI and to sell the Railcars to FTI on the terms set forth in this Agreement.

      E. Rader has furnished FTI with a report of its current financial condition, and FTI has reviewed and accepted the report.

                                  AGREEMENT:

      NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:



1     DEFINITIONS

      In addition to other defined terms contained in this Agreement, the following definitions shall apply to this Agreement and shall be substantive provisions of the Agreement:

      1.1  "AAA" has the meaning assigned in Section 8 hereof.

      1.2 "ACCEPTANCE NOTICE" has the meaning assigned in Section 7.2(f) hereof.

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      1.3  "ADA" means the Americans with Disabilities Act, as amended.

      1.4 APPLICABLE STANDARDS" means those standards in effect on the effective date hereof imposed on the Railcars by: (i) the Association of American Railroads ("AAR"); (ii)the Federal Railroad Administration; (iii) the standards imposed by Amtrak regarding private passenger Railcars plus the standard maintenance practices of AMTRAK (Sup No. 46617) for the overhaul of heavy passenger trucks, NEC electrical standards and Amtrak standards for passenger railcar electrical systems; and (iv) operating rules, procedures and standards (the "CSX STANDARDS") imposed by CSX Transportation, Inc. ("CXS"), operating rules, procedures and standards (the "FDOT STANDARDS") imposed by the Florida Department of Transportation ("FDOT") and the operating rules, procedures and standards ("FEC STANDARDS") of Florida East Coast Railway Company ("FEC"). (provided however, that the CSX Standards, the FDOT Standards, and the FEC standards (copies of which are to be delivered to Rader by FTI) shall only apply to the extent they have been accepted by Rader and FTI and attached hereto as APPENDIX J.)

      1.5  "ARBITRATOR" shall have the meaning assigned in Section 8 hereof.

      1.6 "ARC" means ARC Group, Inc., which company has been engaged by Rader to review engineering and design of the modification and reconstruction specifications that Rader will implement with respect to the Railcars.

      1.7 "ARC REPORT" means the document to be prepared by ARC at the request of Rader to review engineering and design of the modification and reconstruction specifications that Rader will implement with respect to the Railcars.

      1.8 "CHANGE ORDER" means a change to the terms of this Agreement, any appendix hereto or other change requested by FTI and agreed to in writing by Rader, which is effectuated in accordance with Section 11 hereof. The form approved by the parties to effect a Change Order is attached as APPENDIX C.

      1.9 "CLEARANCE DIAGRAM" means the drawings and/or plans necessary for FTI to request approval for interchange service and operation are attached as APPENDIX I. Rader shall deliver to FTI on or before November 15, 1996, a copy of the clearance diagrams for the Railcars. FTI shall be required to obtain the approval of CSX regarding such cleamce di on or before December 10, 1996. By executing this Agreement, FTI acknowledges that Rader is under no obligaton to obtain any information regarding clearance requirements for the Railcars and that FTI shall be solely responsible for obtaining such information and informing Rader thereof. Rader's sole obligation under this Agreement is to meet the clem-ance requirements delivered to Rader by FTI pursuant to this Section 1.9..

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      1.10  "COMPLETE" whenever it appears in this Agreement or in Appendix G shall refer to completion in all material respects of all work required to be performed under this Agreement Completion also contemplates that the Railcars will be free material cosmetic incompletion or minor defects when delivered in accordance the terms hereof. A minor defect shall consist of a condition that does not interfere with the safe operation of the Railcar in question.


      1.11 "CONTRACT PRICE" shall have the meaning assigned in Section 7.1 hereof.

      1.12 "DELIVERY DATE" means the dates agreed to by the parties under
           Section 2 hereof

      1.13 "DISPUTE NOTICE' shall have the meaning assigned in Section 7.2(h).

      1.14 "FORCE MAJEURE" shall have the meaning assigned in Section 10 hereof

      1.15 "OPERATING TRIALS" shall have the meaning assigned in Section 9.2 of this Agreement.

      1.16 "OWNER'S REPRESENTATIVE" shall have the meaning assigned in Section 6 of this Agreement

      1.17 "PAYMENT NOTICE" shall have the meaning assigned in Section 7.2(e).

      1.18 "PLANS" shall mean the general arrangement drawings and plan documents attached hereto as APPENDIX A.

      1.19 "PRODUCTION AND PAYMENT SCHEDULE" is the production and payment schedule for completion of the Work and corresponding payments to be made to be agreed to by the parties in accordance with Sections 2 and 7.2(c) hereof as reflected in APPENDIX D.

      1.20 "RAILCARS" means the passenger railcars (denoted by car letters and numbers in Section 6 hereof) that Rader shall construct for and sell to FTI in accordance with the terms of this Agreement.

      1.21 "REFERENCE RATE" shall have the meaning assigned in Section 42 hereof.

      1.22 "SHAKEDOWN TRIALS" shall have the meaning assigned in Section 9.3 of this Agreement.

      1.23 "SPECIFICATIONS" shall mean a description of the technical responsibilities of Rader

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            and the specific technical and design requirements to construct the
            Railcars for use by FIT in its business. The Specifications will consist of or include information addressing the following three areas (i) general; (ii) car specific; and (iii)AMTRAK compatibility practices for private passenger railcars and will be submitted to FTI on or before October 28, 1996. The Specifications will also include outlines and listings of Specifications pertaining to the furniture, fixtures equipment and fabrics that will be installed on or in the Railcars, which Specifications will be initialed and dated by each party through their duly authorized representatives for incorporation into APPPENDIX B. Rader will provide the proposed Specifications to FTI on or before November 1, 1996. FTI will provide Rader with its written comments and requested changes to the Specifications on or before November 15, 1996, in the case of major modifications. In the case of all remaining modifications, Rader will submit the final revised Specifications to FTI on or before December 10, 1996. The Specifications will also include the Recommended Fire Safety Practices For Rail Transit Material Selection.

      1.24  "VENDOR Parts" shall have the meaning assigned in Section 12.8(a).


      1.25 "WORK" means all design services, fabrication, supervision, assembly, labor, materials, systems, supplies, tools, equipment and machinery provided by Rader and required to complete and deliver the Railcars in accordance with the requirements set forth in this Agreement, the Plans and the Specifications.

2     DELIVERY DATE; SCHEDULES

      2.1 DELIVERV DATE. Unless otherwise mutually agreed to by the parties hereto pursuant to a Chance Order or subject to the options specified in Section 2.2 hereof, the Delivery Date for the Railcars shall be reflected in APPENDIX D as follows: (i) June 1, 1997 for the Bar Car; E-1, the Electronic Game Car; E-2, and one (1) Domed Passenger Car; C-1 as those terms are defined in Section 4-2; (ii) September 1, 1997 for three (3) Domed Passenger Cars; C-2, C-3, and C-4, the Lounge Car; E-3 and Multi Media Car, E-4; and (iii) March 1, 1998 for three (3) Domed Passenger Cars; C-5, C-6, and C-7. A prototype car shall be refitted and delivered per separate agreement. The parties acknowledge that they shall each execute this Agreement and, within thirty (30) days after such execution, the parties shall mutually agree upon the Production and Payment Schedule to be attached hereto as APPENDIX D and the Design Decision Schedule to be attached hereto as APPENDIX E.

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      2.2   OPTION TO DELETE BAGGAGE CAR AND LOCOMOTIVE COWLINGS. On or before
            January 15, 1997, and provided FTI is not in default hereunder, FTI has the option to notify Rader in writing and inform Rader that FTI elects to exclude from this Agreement (i) the Baggage Car, as defined in Section 4.2(c); and/or (ii) the Locomotive Cowlings as defined in Section 4.2(d). At such time as FTI timely exercises its option under this Section 2.2, the Contract Price shall be reduced by $498,960 for the Baggage Car and $415,800 for the Locomotive Cowlings. FTI may also elect to have the electrical generating system omitted and instead elect to receive a generic baggage car at a price and pursuant to Specifications to be agreed upon by the parties; with an expected cost ranging between $80,000 and $120,000.


3     SCOPE OF WORK

            (a) Rader shall construct the Railcars at one of its plants in the Denver, Colorado area and will furnish all labor, materials, supplies and equipment and perform all Work necessary to design, build, test, complete and deliver the Railcars to FTI in accordance with the Plans and in accordance with the Specifications for completion in accordance with the schedule attached hereto as APPENDIX D. Rader will provide FTI with drawings and/or plans complying with the Clearance Diagram to assist FTI in requesting approvals for interchange service and operations on a timely basis as to permit such approvals of the Railcars before or forthwith upon delivery.

            (b) Rader shall provide technical and maintenance manuals in accordance with the final Specifications for the Railcars as delivered. These manuals shall cover warranty maintenance, scheduled maintenance, and trouble shooting and shall be in sufficient detail to be used as a text and reference manual for training programs. Rader will furnish preliminary manuals when the Railcars are sent to Florida to be updated and replaced with final manual within 90 days after completion of the Shakedown Trials. The warranty period shall begin on the Transport Date as defined in Section 9.6. Provision of the manuals under this Section 3(b) is not intended and shall not extend any warranty period provided wwith Section 12 hereof.


            (C) Rader and FTI shall agree upon an inventory of spare parts required to maintain the Railcars in accordance with applicable technical and maintenance manuals and their current purchase price on or before December 16, 1996, which shall be attached hereto as Appendix M.

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4     GENERAL DESCRIPTION OF THE RAILCARS

      4.1 PRIOR TO CONSTRUCTION. The Railcars will be existing railcars, which are being extensively modified in accordance with the Plans and Specifications. As and when called for in the Plans and Specifications. Rader will inspect and take necessary steps to repair the existing railcar structures to make them suitable for rebuilding in accordance with the Plans and Specifications. As and when required by the Plans and Specifications, the Railcars will be outfitted with new crossbearers, new sidesill members, rebuilt trucks, new steel framework, new steel walls on both levels, and a glass and steel dome for panoramic viewing. No rim stamp wheels shall be used in the construction of the Railcars. All installed components will be of new materials.

      4.2 AT COMPLETION. Three different models of Railcars may be constructed pursuant to the terms of this Agreement: (i) seven (7) full dome car(s); (ii) four (4) bilevel car(s); and (iii) one (1) power/bag car. In addition, three (3) locomotive modifications may be provided by Rader under this Agreement

                 (a) DOMED PASSENGER CARS. The seven (7) full dome cars ("DOMED OR C PASSENGER CARS" designated C-1 through C-7) will be single-level cars with dome glass windows the full length of the car. Each full dome car will have an approximately 80 passenger capacity with food service capability as agreed to by the parties in the Specifications.

                 (b) BILEVEL CARS. The bilevel cars will consist of one (1) bar car ("the "BAR OR E-1 Car"), one (1) electronic game car ("ELECTRONIC GAME OR E-2 CAR"), one (1) lounge car ("LOUNGE OR E-3 CAR"), and one (1) multi media car ("Multi Media or E-4 Car").

                 (c) POWER/BAG CAR. Subject to Section 2.2, the power/bag car (the "BAGGAGE CAR") will feature a self-contained electrical generating system capable of serving the power requirements of the entire train consist and based upon the Specifications. A portion of the car will be allocated to baggage storage.

                 (d) LOCOMOTIVE COWLINGS. Subject to Section 2.2 modifications will be made to three (3) locomotives to be leased by FTI. These modifications will consist of a fiberglass glass shell to be attached to the locomotives to give the locomotives a more streamlined appearance ("LOCOMOTIVE COWLINGS").

                 (e) RAILCAR IDENTIFICATION. The individual Railcars and the applicable plan for construction will be identified prior to construction.

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5     INTERPRETATION

            The general language of the Plans and Specifications is intended to amplify, explain and implement the provisions of this Agreement. If any language or provision of the Plans and Specifications is subject to an interpretation inconsistent with the provisions of this Agreement or an interpretation which would render this Agreement ambiguous, the terms of the applicable provision of this Agreement shall control and shall be interpreted without reference to the Plans and Specifications. The Plans and Specifications explain each other such that anything in the Plans not in the Specifications or anything in the Specifications not in the Plans shall be considered to be embodied in both, however, in the event of a conflict between the Plans and Specifications, the Specifications shall control.

6     OWNER'S REPRESENTATIVE

      6.1 APPOINTMENT/SUPPORT. FTI shall have the right to appoint an owner's representative (the "OWNERS REPRESENTATIVE") to act as its representative throughout the construction period of the Railcars. Rader will provide, without charge, office space, computer, telephone and facsimile machine and reasonable access (i.e, approximately 2 hours per day) to a typist, for one Owner's Representative at all times during the construction period. For purposes of this Agreement the construction period commences on the execution date of this Agreement and continues until completion of the Shakedown Trials under Section 9.3 of this Agreement. The construction of the Railcars and all materials and parts procured by Rader for this purpose may be inspected by the Owner's Representative or any other persons reasonably designated bv FTI in writing at Rader's plant during normal business hours. All inspections by such persons will be made in such a way that the construction process is not hindered or delayed.

      6.2 STOP WORK PROCEDURE. In the event Owner's Representative reasonably believes that it is necessary for Rader to stop work on one or more of the Railcars, the following procedures shall apply:

                  (a) NOTICE. The Owner's Representative shall immediately notify Rader in writing and FTI's home office (the "NOTICE") of the reason why the Owner's Representative believes the stop work order should be honored.

                  (b) RESPONSE. Rader shall be required to respond ("RESPONSE") in writing to the Notice within one (1) business day and during such time period both parties shall endeavor to understand and resolve the problem to their mutual safisfaction.

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                  (c) CONTINUATION OF WORK. If after reviewing the problem,
                  Rader concludes in its Response that the stop work order should not be honored, Rader shall be authorized to continue work on the Railcars; provided however that if it is subsequently determined (pursuant to Section 8 or otherwise) that continuing the work caused or necessitated additional costs to be incurred in the completion of the Railcars, Rader shall be responsible for the payment of such additional costs. If after reviewing the problem, Rader concludes in its Response that the stop work order should be honored, Rader and FTI shall mutually agree upon the circumstances required to remedy the problem identified in the Notice and immediately adjust the terms of the Agreement (including an adjustment pursuant to Section 11 hereof) so as to recommence work as soon as reasonably possible.

                  (d) Arbitration. In the event the partie are unable to resolve their differences under this Section 6.2 within ten (10) business days of the Response, the matter shall be submitted to arbitration under Section 8 hereof


7     CONTRACT PRICE; TERMS OF PAYMENT

      7.1 CONTRACT PRICE . The contract price for the performance of all Work by Rader under this Agreement shall be $9,230,762 ("CONTRACT PRICE") allocated as follows:

                  (a) FULL DOME CAR. The price for each of the seven (7) full Dome Cars to be built for FTI pursuant to the terms of this Agreement is $887,040, or $6,209,280 in the aggregate.

                  (b) BILEVEL CAR. The price for the Bar Car and Lounge Car to be built for FTI pursuant to the terms of this Agreement is $498,960 each or $997,920 in the aggregate. The price for the Electronic Game Car and Multi Media Car is $554,400 each, or $1,108,800 in the aggregate.

                  (c) BAGGAGE CAR. Subject to Section 2.2, the price for the Baggage Car to be built for FTI pursuant to the terms of this Agreement is $498,960.

                  (d) LOCOMOTIVE COWLINGS. The aggregate price for all three (3) of the Locomotive Cowlings to be furnished to FTI pursuant to this Agreement is $415,800.


      7.2     TERMS OF PAYMENT

                  (a) DOWN PAYMENT. Upon execution of this Agreement by FTI, FTI

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                  Shall pay Rader the sum of $1,410,000 as an advance payment on the Contract Price for the Railcars and Locomotive Cowlings to be constructed and purchased under this Agreement.

                  (b) PERIODIC PAYMENTS. Provided that each stage of the Work for each Railcar as set out below has been performed and Payment Notice (as hereinafter defined) has been delivered and not disputed in any material respect, FTI shall be obligated to pay Rader the installment payments shown on APPENDIX D attached hereto. Periodic payments shall be made by FTI on a per Railcar basis.

                  (c) PRODUCTION AND PAYMENT SCHEDULE. The schedules set out in APPENDIX D set forth Work to be accomplished on each type of Railcar, the date such work is to be accomplished, and the payments to be made upon completion of the work. Further, APPENDIX D sets forth payment schedules for each type of Railcar once Work detailed in the Schedules is accomplished.

                  (d) DESIGN DECISIONS. APPENDIX E will set forth design and/or material decisions to be made by FTI on each type of Railcar and the dates by which such decisions must be finalized in order for Rader to accomplish the Production and Payment Schedule set forth in the above mentioned APPENDIX D. Rader will furnish FTI with a preliminary Design Decision Schedule on or before November 11, 1996 and FTI will furnish Rader with proposed changes on or before November 22, 1996. Any delays in design and/or material decisions by FTI shall extend, day-for-day, delivery dates under of this Agreement. If Rader has accomplished all Work as set forth in APPENDIX D, except for items caused by delay in FTI meeting the design/materials decision schedule as set forth in APPENDIX E, for purposes of this Agreement all Work shall be considered performed by Rader and the scheduled payments shall be due and payable in full by FTI. Late payments shall bear interest as provided in
                  Section 42 hereof.

                  (e) PAYMENT NOTICE. When all Work on each Railcar specified to be accomplished as of such date has been performed, Rader will provide FTI with written notice that the Work is performed (the "PAYMENT NOTICE").

                  (f) ACCEPTANCE NOTICE. Upon receipt of the Payment Notice specified in Section 7.2(e), FTI shall inspect the Railcar(s) to determine that all work has been performed in accordance with the Specifications. FTI shall be required to provide written notice to Rader of its findings within two (2) business days of receipt of the Payment Notice from Rader. If the work

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                  complies with the Specifications in all material respects, FTI will provide Rader with an acceptance notice ("ACCEPTANCE NOTICE") and a list of minor items ("PUNCH LIST") that need to be completed by Rader within two (2) business days of receiving such Punch List. If the work does not comply with the Specifications in all material respects, FTI will notify Rader of the specific work that needs to be performed to comply with the Specifications in all material respects ("SPEC REQUIREMENTS"). Upon completion of the Spec Requirements, FTI shall issue an Acceptance Notice to Rader within two (2) business days of such completion.

                  (g) PAYMENT DUE DATES. Payments as provided in Appendix D shall be due and payable before the close of banking in Denver, Colorado on the seventh (7th) business day after the Acceptance Notice or deemed acceptance of the Payment Notice, but in no event later than the due date required by Appendix D, and shall be made by wire transfer in U.S. funds to an account designated in writing by Rader. In the event a payment is not made when due, the delivery date for all the Railcars specified in Section 9 hereof shall be extended one day for each day payment is late.

                  (h) PAYMENT PROCEDURE. If there is a continuing disagreement as to the Payment Notice or Acceptance Notice after Rader receives notification of disagreement, FTI shall submit in writing, within three (3) business days from receipt of Payment Notice, a notice ("DISPUTE Notice with a copy to Rader, that it is disputing the Payment Notice pursuant to
                  Section 8 hereof. If FTI fails to submit the dispute identified in the Dispute Notice to arbitration under Section 8 hereof, within three (3) business days of receipt of the Payment Notice, FTI shall be deemed to have accepted the Payment Notice at the end of such period. If the Arbitrator finds that the Work specified in the Payment Notice has been performed on the date of delivery of the Payment Notice, FTI shall be deemed to have accepted the Payment Notice three (3) business days after receiving the Payment Notice. If the Arbitrator finds that the Work specified in the Payment Notice has not been performed on the date of delivery of the Payment Notice, Rader shall, upon completion of the uncompleted Work identified by the Arbitrator, deliver a further Payment Notice to FTI which FTI may accept, dispute or resolve by submitting a dispute identified in the Dispute Notice to arbitration under Section 8 hereof


                  (i) FINAL PAYMENT. Upon acceptance of the Railcars after completion of the Shakedown Trials as described in Section 9.3 hereof in accordance with and subject to the terms hereof, FTI will pay Rader the final payment required to be paid pursuant to the schedule attached on APPENDIX D in each

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                  case being an amount which, together with amounts previously paid, equals the Contract Price for such Railcar specified in
                  Section 7.1 hereof Notwithstanding the provision of this
                  Section 7.2(i), FTI shall be entitled to withhold from final payment an amount(the "PUNCH LIST AMOUNT"), for a period of no longer that sixty (60) days after formal payment is due, in order to assure completion of outstanding minor items and Punch List items. In the event the cost of completing the final Punch List items exceed the Punch List Amount, FTI shall be authorized to withhold such excess costs from the final payment if Rader has not paid for such costs or otherwise reimbursed FTI therefor.

8     LIMITED ARBITRATION.

      8.1 DESIGNATION. For purposes of this Agreement, the "ARBITRATOR" shall be appointed by mutual agreement of the parties within ten (10) days after the parties are unable to resolve a dispute hereunder. If the Arbitrator is unable or unwilling to serve at any time, the substitute Arbitrator shall be assigned by mutual agreement of the parties. If the parties are unable to mutually agree upon the appointment of an Arbitrator hereunder, one shall be appointed by the American Arbitration Association ("AAA") for arbitadon under its Commercial Arbitration Rules. Once an individual commences to act as Arbitrator with respect to a dispute, he shall act as Arbitrator until resolution of that dispute unless he becomes unable to continue in which case his next successor shall act and the fim act of a successor who replaces an acting Arbitrator with respect to an ongoing dispute shall be to determine procedural rules with respect to succession of future Arbitrators, if needed.

      8.2 LIMITATION OF ISSUES SUBJECT TO ARBITRATION . The arbitration provided for hereunder is not a general agreement by the parties to submit all disputes under this Agreement to arbitration but is instead a limited agreement to submit only specific issues to arbitration at the time the dispute arises. The only matters subject to arbitration under this Agreement shall be: (i) resolutions of stop work disputes under Section 6; and (ii) whether or not the Work prerequisite to an installment progress payment has been performed in accordance with Section 7.2 of this Agreement.

      8.3 DETERMINATION. A determination by the Arbitrator: (i) shall have the legal effect of a judgment entered by a court of competent jurisdiction; (ii) shall be the sole and exclusive remedy of the parties hereunder regarding such issue; and (iii) shall be final and binding on the parties and not subject to appeal or reconsideration. If after receiving such a ruling from the Arbitrator and FTI still does not pay, then Rader or FTI may file such a decision or award with the United States District Court Clerk of Colorado (or other court of competent jurisdiction) in Denver, Colorado, in which case it shall be the basis for judgment and an order of execution or other appropriate action may be issued for its enforcement and Rader may rely on such a decision to

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            realize on its security interest provided for by Section 17 hereof or to exercise any other remedy it may have at law or in equity for breach by FTI of its duty to make the installment payments provided for hereunder.

      8.4 INITIATION. Arbitration of a matter subject to arbitration hereunder shall be initiated by the Dispute Notice. The Arbitration hearing or such fact or evidentiary submission shall be made as specified by the Arbitrator no more than three (3) business days after the Dispute Notice is effective under the notice provision of Section 25 hereof

      8.5 COSTS. The Arbitrator shall have the power to allocate and assess against a non-prevailing party costs and fees of arbitration including the fees of the Arbitrator as the Arbitrator shall deem just and equitable.

9     DELIVERY AND ACCEPTANCE-OPERATING/SHAKEDOWN TRIALS

      9.1 NOTIFICATION. Approximately thirty (30) days prior to the reasonably expected date for completion of construction, Rader will notify FTI of the expected schedule for Operating Trials, delivery of the Railcars and the reasonably estimated cost of delivery as herein set forth.

      9.2 CONDUCT OF OPERATING TRIALS. Operating Trials shall consist of Rader demonstrating the reasonably satisfactory operation of: ride quality, air-conditioning and heating systems, airbrake and handbrake systems, coupling of Railcars, electrical and lighting systems, plumbing systems, doors and entry ways, a demonstration pull on track, weighing of Railcars and trucks and testing for water leakage.

      9.3 CONDUCT OF SHAKEDOWN TRIALS. Shakedown Trials shall consist of FTI conducting trouble shooting at a location of its choice for a period of not longer than Ninety (90) days after successful completion of the Operating Trials. Upon expiration of the 90 day period, the Shakedown Trials shall be considered as having been concluded.


      9.4 ACCEPTANCE. Following performance by FTI of its obligations to be performed prior to acceptance, Rader will arrange for towage of the cars to Florida for Acceptance and FTI win reimburse Rader for all reasonable transportation and insurance costs related to moving the Railcars from Colorado to Fort Lauderdale, Florida. Should a point of destination, other than Fort Lauderdale, be identified by FTI, which would not put Rader at risk for collection and/or payment of sales or use or Similar taxes, Rader will not unreasoaably oppose such alternate destination point provided FTI agrees to indemnify, defend Rader and pay for all such delivery and insurance costs and any related sales, use or similar tax (including interest and penalties) that may arise all in accordance with Section 9.4 and
            Section 9.5 hereof.

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


     9.5   INDEMNIFY AND INSURANCE.

           (a) FTI agrees to indemnify, defend, and hold Rader harmless from and against the payment of any and all sales, use, or similar taxes as well as related penalties and interest at any delivery point selected by Rader or FTI. FTI shall at its cost arrange to provide liability insurance coverage on Rader's behalf to cover delivery of the Railcars to Florida and during the period of Shakedown Trials.

           (b) As between FTI and Rader, and not in any manner between either FTI or Rader and any carrier, FTI shall, to the fullest extent permitted by law, indemnify defend (pursuant to 9.5 (c)) and save harmless Rader (its officers, employees, directors, affiliates, and agents) from any, and all claims, suits, losses, damages or expenses (including reasonable attorneys fees and costs) whatsoever (collectively "CLAIMS"), including but not limited to claims arising on account of injuries or death of any and all persons whomsoever, and any and all loss or damage to or destruction of the Railcars or other property whatsoever to whomsoever belonging, arising or growing out of, or in any manner connected with the transportation of a Railcar to FTI from the time a Railcar is caused to be placed by Rader on trackage for receipt by the initial carrier accompanied by documentation permitting the transportation of a Railcar to FTI (the "Transport Date") until the completion of the Shakedown Trial pursuant to Section 9.3 hereof. As between FTI and Rader, before the Transport Date such liability shall be borne solely by Rader and on or after the Transport Date, liability shall be borne solely by FTI, without regard to fault; notwithstanding the foregoing, nothing herein contained is to be construed as an indemnification against the sole negligence of Rader or its officers, employees or agents.

           (c) FTI further agrees that it will defend as its own expense (including reasonable attorney's fees and costs), in the name and on behalf of Rader, all claims or suits for injuries to or death of persons or loss or destruction or damage to property (including the Railcars) arising or growing out of the foregoing indemnities, for which FTI is liable, or is alleged to be liable.


      9.6 DOCUMENTATION. Following the Operating Trials, FTI will execute a document acknowledging receipt of the Railcars in the form attached hereto as APPENDIX G. Contemporaneously with receiving final payment under Section 7.2 (i), Rader will release its security interests in the Railcars being delivered and title to the Railcars shall, subject to Section 12-11, be free and clear of any liens and encumbrances other than Rader's security interest which shall terminate only when the Contract Price is paid in full in accordance with this Agreement Transfer of documents shall be accomplished at such location in Florida as is reasonably designated by Rader or

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

            Other mutually agreed upon location.

      9.7 RISK OF LOSS. Risk of loss to Railcars shall each pass from Rader to FTI at the time Rader delivers the Railcar to a carrier on the Transport Date or defined in Section 9.5 (b), following successful completion of the Operating Trials.

      9.8 TITLE. Title to each Railcar shall transfer from Rader to FTI upon successful completion of the Shakedown Trial and upon receipt by Rader of full payment from FTI for each individual Railcar under this Agreement.

      9.9 INTERCHANGE REQUIREMENTS. For all purposes under this Agreement, the approval by any Class 1 Railroad to move the Railcars in interchange service shall be deemed to constitute compliance with interchange requirements.

10    FORCE MAJEURE CLAIMS


           FORCE MAJEURE. In the event of such occurrence, Rader shall notify FTI in writing of the occurrence as promptly as possible and furnish an estimate of the period of time which delivery will be delayed as a consequence of the occurrence of such event. A Force Majeure event ("FORCE MAJEURE") shall be defined to mean any event or occurrence beyond the control of Rader which has the effect of delaying performance of Rader's obligations hereunder and shall include, but not be limited to, war (including undeclared conflicts, police actions and revolutions), sabotage, strikes, and labor disputes involving Rader employees or employees of suppliers, governmental action, and shall include weather or other local conditions that have the effect of delaying completion of Operating Trials or delay in the delivery of the Railcars provided that no such event shall constitute a Force Majeure event if it could be avoided by reasonable prudence of Rader, or could be rectified or terminated by the reasonable efforts of Rader, acting in good faith. Rader shall use all reasonable efforts to minimize its nonperformance and to overcome, remedy, cure, or remove such event as soon as reasonably practicable

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

11   CHANGE ORDERS

      11.1 AUTHORIZED PARTIES. Changes to this Agreement or the Plans and Specifications may be requested by either party in accordance with this section; however, such changes shall be effective only when incorporated in a written document executed on behalf of both parties specifying the change to be effected in sufficient detail, the effect of the change on the Delivery Date and the Contract Price, and the timing of payment of any increase, or credit in respect of any decrease, to the Contract Price. A written Change Order may be executed only:

            ON BEHALF OF RADER, BY:                     AUTHORITY

            Thomas G. Rader, President                  Unlimited
            and Lowell Malo; Project Team Leader

            ON BEHALF OF FTI. BY:

            Raymond Monteleone,                         Unlimited

            Vice President, Operations, or              $50,000

            Chief Financial Officer                     $20,000


      11.2 PROCEDURE. Oral directions, agreements or other attempted modifications shall be ineffective to modify the obligations of the parties hereto even if they would otherwise amount to effective amendments to this Agreement at law. A written agreement which does not bear the required signatures of the above mentioned authorities of both Rader and FTI shall be ineffective. Either of the parties may change the person authorthorized to execute Change Orders by written directive executed by an authorized officer and delivered to the other party under Section 25. The form of the Change Order to be used is attached as APPENDIX C.


      11.3 COST OF CHANGES. Rader shall determine the cost of changes based on the incremental direct cost of materials and hourly wage rates, plus an overhead and indirect cost burden (the "BURDENED RATE"). For purposes of this Section 11.3, the Burdened Rate is defined to mean an amount equal to the sum of (i) the amount of direct labor costs multiplied by a factor of two; and (ii) the amount of direct material costs multiplied by a factor of one hundred and twenty-five percent (125%).

12   WARRANTY

      12.1 MATERIALS AND WORKMANSHIP. Subject to Section 12.5, Rader warrants that the Railcars, commencing on the Transport Date (as defined in Section 9.5) shall be free from:

                  (a) Material defects in material, components, and workmanship.

                  (b) Material defects arising from failure to conform to the Plans and Specifications, except as to portions thereof stated to be estimates or approximations or stated to be design objectives.

      12.2 RIDE QUALITY. Subject to Section 12.5, Rader warrants that at completion of the Operating Trials in accordance with Section 9, the Railcars will have a ride quality and comfort level equivalent to Princess Tours Ultra Dome cars as set forth in the Princess Tours Ultra Dome power, spectral density test results of ride quality study conducted in Alaska, a copy of which is attached hereto as APPENDIX K. By acceptance of any Railcar at Operating Trials, FTI agrees that the Railcars comply with this warranty for all purposes under this Agreement. The ride quality shall be applicable for the period prescribed in Section 12.5 of this Agreement.

      12.3 ENGINEERING AND DESIGN WARRANTY. Railcars shall meet the Applicable Standards. All welding shall conform to applicable recommendations of AWS. Noise levels shall be equivalent to Princess Tours Ultra Dome cars. Railcars shall comply with ADA regulations in effect as of the date of this Agreement for trains not requiring access to services in other cars.

            Changes in the above mentioned Applicable Standards after the date of signing this Agreement and during the construction period which require design or construction modifications will be incorporated into the construction process through the Change Order process detailed in Section 11.

            ARC will have performed a Finite Element Analysis of the proposed structure for construction of the Domed Passenger Car and a Finite Element Analysis of the collision posts of the Full Dome and Bilevel cars and will have rendered an opinion in substantially the form attached hereto as APPENDIX H, to be provided on or before January 1, 1997.

      12.4 COMLIANCE. Rader warrants that the Railcars shall be constructed in accordance with the Applicable Standards, Plans, and Specifications.

      12.5 WARRANTY PERIOD. The warranty provided by Rader hereunder shall be applicable solely to defects which occur or become apparent to FTI within a period three hundred and sixty-five (365) days following the Transport Date as defined in Section 9.5(b).Replacement parts shall be guaranteed for thirty (30) days beyond the 365 day warranty period provided such replacement parts are installed during the initial 365 day warranty period. This warranty will include all and labor costs required to correct the defect. With respect to defects which occur or come to the attention of FTI after the Transport Date as defined in Section
            9.5 (b) the responsibility for such defects shall rest solely with FTI and FTI hereby releases Rader from any and all liability associated therewith and does further agree to defend, indemnify, and hold Rader harmless and hereby releases Rader from any liability related thereto and indemnities Rader from any and all liabilities and costs (including legal and attoney's fees) associated therewith

                  (a) NO REMOVAL OF SYSTEM FROM SERVICE. If any installed system on a Railcar is defective and the Railcar is not removed from service, the warranty on such system will be extended by one (1) day for each day during the warranty period in excess of 5 cumulative days that such system is out of service;

                  (b) REMOVAL FROM SERVICE. If any Railcar is removed from service as a result of a defect, the warranty for such Railcar shall be extended 1 day for each day during the warranty period in excess of 5 cumulative days that such Railcar is out of service;

                  (c) TIME PERIOD. In each case described in Section 12.5(a) or
                  (b), for other than regularly scheduled maintenance, the number of days removed from service will be calculated from the date written notice of defect is received by Rader until the date such defect is rectified so as to be fit to return to service, regardless of whether such Railcar is actually returned to service.

      12.6 NOTICE OF CLAIM - BREACH OF WARRANTY. In the event of claim, defect or damage for which Rader would be liable under the terms of this Agreement FTI shall notify Rader within two (2) business days after FTI learns of such defect, claim, or damage except that in all events FTI shall be obligated to notify Rader of such an event in writing not later than seven (7) consecutive business days after its discovery by FTI. This notification is to be made by FAX transmission and is to be followed by a written warranty claim within fifteen (15) consecutive business days of initial notification. Rader shall have fifteen (15) consecutive business days from receipt of written notice of claim to respond in writing, either denying or accepting financial responsibility for such claim responm In the event that Rader refuses to accept financial responsibility for such claim made by FTI with respect to the Railcars, FTI may commence litigation. If any litigation is not commenced by FTI within one (1) year of the date on which notice of such rejection is received, such litigation shall be barred forever and any remedy at law or in equity which FTI or any of its affiliates might have shall be deemed released, waived and terminated. This Agreement strictly establishes the time periods within which claims for breach of warranties may be brought by FTI under this Agreement.

      12.7 EXTERIOR DIMENSIONS. Rader does not represent, warrant, or covenant (either expressly or implied) that the exterior dimensions of the Railcars, as provided for by the Plans and Specifications, permit operation on the rail track system to be used by FTI including tunnels, structures, and repair and maintenance facilities, but does warrant that the exterior dimensions of the Railcars, as built, will not exceed the exterior dimensions set out in the Clearance Diagram attached as APPENDIX I.

      12.8  THIRD PARTY WARRANTIES.

                (a) VENDOR Parts. Rader has made or shall make reasonable efforts to obtain standard manufacturers warranties from third party manufacturers with respect to components, parts, and materials supplied by such manufacturers ("VENDOR PARTS") and to the extent obtained will assign to the extent lawfully permitted such warranties to FTI at the expiration of the period provided for by this Section 12. Rader will FTI a list of all reconditioned and remanufactured parts utilized in the construction of the Railcars provided in the Specifications.

                (b) WARRANTIES. EXCEPT AS OTHERWISE PROVIDED IN SECTION 12.5. the warranties and all other terms and conditions of this
                Section 12 shall apply to Vendor Parts provided for in the Specifications for 365 days following acceptance as if the Vendor Parts had been manufactured by Rader, and FIT will cooperate with Rader in pursuing remedies against manufacturers of Vendor Parts under the warranties assigned to FTI pursuant to the foregoing paragraph, provided that Rader's obligations with respect to Vendor Parts under this Section 12 shall be independent of the performance by the manufacturers of Vendor Parts of any obligations under applicable warranties.

      12.9 PAYMENTS TO VENDORS. Rader will indemnify and hold harmless FTI against any and all claims from vendors supplying materials, parts or labor relating to the construction of Railcars under this Agreement Rader shall provide FTI with a list of sole source vendors it intends to use in connection with construction of the Railcars provided in the Specifications.

      12.10 CONSEQUENTIAL DAMAGES PRECLUDED. Rader's sole obligation to FTI with respect to the warranties provided for hereunder shall be to repair or replace defective parts or components. FTI shall notify Rader of any warranty repair needed. If Rader cannot perform the required work within a reasonable time period under the circumstances, FIT may proceed to repair or replace the parts or components at Rader's expense in a reasonable economic manner and be reimbursed by Rader within thirty (3O) days for all reasonable direct material and labor costs for such repair or replacement, subject to such works being a valid warranty claim, under the circumstances.

            Notwithstanding anything contained in this Agreement, Rader shall have no liability or responsibility other than as specifically set forth herein, and without limitations Rader shall have no liability or responsibility for breach of warranty (express or implied) except as expressly set forth in this Agreement or for consequential or punitive damages, that is, any claim for damage other than repair or replacement of defective parts or components.

      12.11 TITLE WARRANTY. Rader warrants that it has good and marketable title to the Railcars free and clear of liens and encumbrances (other than those in favor of FTI or expressly permitted by this Agreement) and will deliver said title to FTI at the completion of the Shakedown Trials and receipt by Rader of full payment from FTI for a Railcar under this Agreement.

      12.12 WARRANTY LIMITATION. THE FOREGOING EXPRESS LIMITED WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED AND ALL OTHER WARRANTY OR OTHER CONTRACTUAL OBLIGATION IS EXPRESSLY EXCLUDED. SUCH EXCLUSION SHALL BE APPLICABLE GENERALLY AND SPECIFICALLY TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE (except for the express warranty set forth above).

13    DEFAULT

      13.1 DEFAULT BY RADER. During the term of this Agreement, the occurrence of one or more of the following events (after applicable notice and cure has expired) shall be deemed an "EVENT OF DEFAULT" by Rader:

                  (a) MATERIAL DEFAULT Rader shall default in any material respect in the observance or performance of any covenant, condition or obligation of Rader contained herein (including any Appendix to this Agreement) including: Rader's failure to perform the Work in a skilled and expeditious manner; the failure of the Railcars to meet any warranty obligation provided herein; and if such Event of Default continues for thirty (30) days after written notice to Rader specifying the Event of Default and demanding that the same be remedied; provided, however, that such thirty (30) day period shall be extended provided Rader has commenced and is diligently pursuing such cure;

                  (b) BANKRUPTCY. Rader shall: (i) file a petition commencing a voluntary bankruptcy or similar proceeding under any applicable bankruptcy or similar law, (ii) be declared bankrupt or insolvent under any law relating to bankruptcy, or
                  (iii) admit in writing its inability to pay its debts as they become due; or

                  (c) RECEIVER. A custodian, receiver, trustee or liquidator shall be appointed in any proceeding brought against Rader and shall not be discharged within ninety (90) days after such appointment.


      13.2 DEFAULT BY FTI. During the term of this Agreement, the occurrence of one or more of the following events (after applicable notice and cure has expired) shall be deemed an "EVENT OF DEFAULT" as to FTI:

                  (a) MATERIAL DEFAULT. FTI shall default in any material respect in the observance or performance of any other covenant condition or obligation of FTI contained herein and if such Event of Default continues for thirty (30) days after written notice to FTI specifying the default and demanding that the same be remedied, provided, however, that such thirty (30) day period shall be extended provided FTI has commenced and is diligently pursuing such cure;

                  (b) BANKRUPTCY. FTI shall: (i) file a petition commencing a voluntary bankruptcy or similar proceeding under any applicable bankruptcy or similar law, (ii) be declared bankrupt or insolvent under any law relating to bankruptcy, or
                  (iii) admit in writing its inability to pay its debts as they become due;

                  (c) RECEIVER. A custodian, receiver, trustee or liquidator shall be appointed in any proceeding brought against FTI and shall not be discharged within ninety (90) days after such appointment

14    REMEDIES

      14.1 REMEDIES OF FTI. Upon the occurrence of an Event of Default by Rader, which is not cured, FTI may:

                  (a) FORECLOSE. Exercise its rights under Section 16.2 hereof.


                  (b) REMEDIES NOT EXCLUSIVE. Subject to Section 12.10, FTI's remedies

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

                  set forth in this Section 14.1 shall not be exclusive, but shall be cumulative and may be exercised concurrently or consecutively, and shall be in addition to all other remedies FTI may have under this Agreement or provided by law.

      14.2 REMEDIES OF RADER. Upon the occurrence of an Event of Default by FTI, which is not cured, Rader may:

                  (a) TERMINATION. Terminate this Agreement by written notice to FTI, and recover from FTI any damages proximately caused by the FTI default.

                  (b) FORECLOSE. Exercise its rights under Sections 16.3, 16.4 and Section 17 hereof. In the event the proceeds from said foreclosure exceed the amount due Rader under this Agreement, the surplus shall be promptly paid to FTI.

                  (c) REMEDIES NOT EXCLUSIVE. Raders remedies set forth in this
                  Section 14.2 shall not be exclusive, but shall be cumulative and may be exercised concurrently or consecutively, and shall be in addition to all other remedies Rader may have under this Agreement or provided by law.

      14.3 DELAYS DUE TO FORCE MAJEURE. Rader shall be granted an extension of time, without incurring delay penalties or damages, to deliver the Railcars should the delay be the result of Force Majeure as defined in Section 10 hereof.


15    FINANCIAL STATEMENT BY FTI

      Commencing with financials for the calendar month ending November 30, 1996. FTI shall provide Rader with a monthly financial statement until the final payment is made pursuant to Paragraph 7.2 (i) above.


16    FTI'S SECURITY INTEREST

      16.1 GRANT. Rader hereby grants FTI a security interest under Article 9 of the Uniform Commercial Code as adopted in the State of Colorado or other applicable law in and to the Railcars, work in process, and all goods and materials identified to performance of this contract and in addition in and to all Plans and Specifications for the Railcars to secure Rader's performance under this Agreement.

      16.2 RIGHTS UPON DEFAULT BY RADER. In the event of default, FIT shall have all the rights of a secured party under the Uniform Commercial Code including but not limited to the right to sell the collateral at a private sale to be held on thirty (30) days notice

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

            under Section 25 hereof at which private sale, FTI may be the purchaser EXCEPT THAT in the event of realization on such security interest by FTI, FTI's right as a secured party and the right of any successor in interest whether by private sale or sale following a judicial foreclosure to use the Plans and Specifications for the Railcars shall be limited to the right to use such Plans and specifications for the sole purpose of completing the Railcars which are the subject matter of this Agreement and not for the purpose of constructing other Railcars.

      16.3 BREACH BY FTI. In the event of uncured breach by FTI of its obligations under this Agreement, this security interest shall terminate and FTI shall upon demand by Rader execute appropriate security interest termination documents.

      16.4 TERMINATION. FTI's security interest shall terminate upon delivery of the Railcars in accordance with Section 9 hereof.

17    OWNERSHIP BY RADER; RADER'S SECURITY INTEREST

      17.1 GRANT. Subject to Section 17.5 hereof, FTI hereby grants Rader a security interest under Article 9 of the Uniform Commercial Code as adopted in the State of Colorado or other applicable law in and to any interest FTI may have in the Railcars, work in process and all goods, components, and materials identified to performance of this Agreement. Such security interest shall secure FTI's performance of its obligations under this Agreement including but not limited to its duty to make payments on account of the Purchase Price when due.

      17.2 RIGHT UPON DEFAULT BY FTI. In the event of default by FTI, Rader have all of the rights of a secured party under the Uniform Commercial Code as in effect in the State of Colorado including but not limited to the right of private sale to be held on thirty (30) days notice hereunder at which private sale, at which private sale Rader may be the purchaser.

      17.3 BREACH BY RADER. In the event of uncured breach by Rader of its obligations under this Agreement, this security interest shall terminate and Rader shall upon demand by FTI execute appropriate security interest termination documents.

      17.4 TERMINATION. Rader's security interest shall terminate when the Purchase Price is paid in full as described in Section 9 hereof.

      17.5 OWNERSHIP BY RADER. Notwithstanding anything contained in this Agreement (including Section 17.1 through 17.4 hereof), the grant by Rader of a security interest pursuant to this Section 17 shall not detract from the fact of Rader's ownership of the Railcars, work in process, and all goods, components and materials identified to this Agreement, prior to receiving full payment therefor in accordance with the terms of this Agreement.

18   REPRESENTATIONS

     18.1  BY FTI.  FTI represents to Rader, the following:

           (a) AUTHORITY. Subject to Section 41, FTI has all necessary power and authority to execute, deliver and perform its obligations under this Agreement, and each of the execution, delivery and performance by FTI of this Agreement has been duly authorized by all necessary action on the part of FTI and requires no additional consent to be effective.

           (b) BINDING. This Agreement constitutes a legal, valid and binding obligation of FTI enforceable against it in accordance with its terms except to the extent that enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws affecting the enforcement of creditors' rights or by the principles governing the availability of equitable remedies.

     18.2  BY RADER.  Rader represents to FTI, the following:

           (a) AUTHORITY. Rader has all necessary power and authority to execute, deliver and perform its obligations under this Agreement, and each of the execution, delivery and performance by Rader of this Agreement has been duly authorized by all necessary action on the part of Rader and requires no additional consent to be effective.

           (b) BINDINIG. This Agreement constitutes a legal, valid and binding obligation of Rader enforceable against it in accordance with its terms except to the extent that enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws affecting the enforcement of creditors' rights or by the principles governing the availability of equitable remedies.

           (c) MECHANICS LIENS. Rader shall obtain supplier lien releases from all suppliers with cumulative invoices of $50,000 US or greater related to the Railcar. In the event a lien is filed against the Railcar, Rader shall be required to notify FTI of such filing and endeavor to take such steps to remove such lien prior to the Delivery Date. Prior to the Delivery Date, Rader represents and warrants to FTI to deliver the Railcar to FTI free and clear from any and all mechanic's liens.

19   CURRENCY

      All references to currency in the Agreement are to be considered as stated in US dollars.



20   INSURANCE

          (a) BUILDERS RISK. Rader will purchase and maintain a builders all risk insurance policy (or a similarly designated policy) and installation coverage on the Railcars and work in progress in an amount at least equal to the cumulative amount of payments received from FTI hereunder at any time. Rader shall provide FTI with a true, correct, and complete certificates of insurance for each such insurance policy. In addition to any contractual Endorsement coverage contained in any policy of insurance, if requested by FTI and at FTI's expense, Rader shall exert its best efforts to be provided a specific contractual insurance endorsement covering this Agreement. In the event of a loss to the Railcars of any nature, Rader may elect to apply any amount received on account of such insurance policy to construction of the Railcars and performance of Rader's obligations hereunder in which case this Agreement shall continue in force or in the alternative, Rader may elect to pay over to FTI the amount received on account of such insurance policy up to the total amount of payments received from FTI hereunder, less any amount necessary to compensate Rader for any materials, parts or work-in-process costs relating to this Agreement in excess of the aggregate amount of payments received from FTI since the most recent payment, and to terminate this Agreement in which case neither FTI nor Rader shall have any other or further obligation to the other hereunder. FTI may request to receive the amount received on account of such insurance policy up to the amount of payments received by Rader from FTI, less any amount necessary to compensate Rader for any materials, parts or work-in-process costs relating to this Agreement in excess of the aggregate amount of payments received from FTI since the most recent payment, in which case if such request is approved by Rader neither FTI nor Rader shall have any other or further obligation to the other hereunder.

          (b) COVERAGE. The insurance described above shall provide at least the following coverage and limits of insurance which shall be taken out and maintained with insurers and under forms of policies satisfactory to FTI:

              (i) COMPREHENSIVE GENERAL LIABILITY INSURANCE:

                      Bodily Injury             - $10 million per occurrence

                      Property Damage           - $10 million per occurrence

                      Contractual Liability     - $10 million per occurrence

              (ii) PRODUCTS LIABILITY INSURANCE - $10 million per occurrence for a period of two (2) years after delivery of the last Railcar under this Agreement.


              (iii) AUTOMOBILE LIABILITY INSURANCE:

                      Bodily Injury             - $1 million per occurrence

                      Property Damage           - $1 million per occurrence

              (iv) INSTALLATION COVERAGE

                  (a) At the installation site  - $40 million

                  (b) At any location other
                      than the installation
                      site                      - $2 million

                  (c) While in transit          - $200 thousand

                  (d) For all coverage          - $40 million


           (c) ENDORSEMENT. All insurance policies described above shall contain an endorsement providing that written notice shall be given to FTI at least (30) days prior to termination, cancellation or reduction of coverage.

21   TAX LIABILITY

     Payments on account of the Contract Price hereunder shall be due in full on the dates specified without regard to claims or offsets and the amount of such payments shall be increased by any sales, use, value-added or import duty tax liabilities levied on or collected by Rader based on receipt of the gross amount of the payment or on the transaction contemplated by this Agreement. The Railcars are not intended to be operated in Colorado and are to be delivered in Florida for use by FTI in tourist rail operations. FTI agrees to defend, indemnify, and hold Rader harmless against the payment of any and all sales, use, value added, import duties or taxes as well as related penalties and interest at any delivery point selected by Rader and FTI. Should the payment of any of the foregoing taxes be required to be paid by Rader as a result of changes in the law after the signing of the

     Agreement, FTI agrees to reimburse Rader, in full, in advance of the payment of such taxes by Rader.

22   PATENTS, TRADEMARKS, TRADE SECRETS AND COPYRIGHTS

     The parties acknowledge that all property rights (including, but not limited to, patents, trademarks, trade secrets and copyrights including those items disclosed on APPENDIX L) related to the Railcar as described in the Specifications and any drawings, designs and other intellectual property rights associated therewith are retained by and remain the sole property of Rader. Notwithstanding the foregoing, any patents resulting from the construction or design process of the Railcars being constructed pursuant to the Agreement, which were jointly developed by Rader and FTI during the term of the Agreement, shall be the joint patent of both parties and shall be registered with the appropriate authorities in such manner.

 23  JURISDICTION, VENUE AND GOVERNING LAW

     This Agreement shall be governed by the laws of the State of Colorado other than choice of law rules of that jurisdiction which shall not be applicable. In the event of litigation, such litigation to be laid only in the United States Federal District Court of Colorado at Denver. Jurisdiction in the event of such litigation may be obtained by service of process in accordance with applicable court and statutory rules or by thirty (30) days written notice under the notice provision of this Agreement.

24   ATTORNEYS FEES

     In the event of litigation arising as a consequence of this Agreement or the transactions contemplated hereby, the prevailing party shall be entitled to recover, in addition to other relief available at law or equity, all allowable costs and reasonable legal and attorney's fees.

25   NOTICE

     Notice hereunder shall be in writing and shall be effective no later than actual receipt by the party to be notified. Notice may be by any method reasonably calculated to inform, including deposit in the United States mail, certified mail, return receipt requested adequate postage prepaid, FAX, or overnight courier, and properly addressed as follows:

     TO FTI:

     FUN TRAINS, INC.

     Hollywood Boulevard

      Hollywood, Florida 33020
      Attention:  Mr. Raymond Monteleone
      FAX: (954) 920-0602


      TO RADER

      RADER RAILCAR II, INC.
      40th Avenue, Suite 207
      Denver, Colorado 80239
      Attention: Mr. Thomas G. Rader
      FAX: (303) 375-1895

     Notice by mail shall be deemed to be received on the fifth (5th) business day following deposit in the mail as specified. Notice by FAX which is received prior to 10:00 A.M. EDT on any weekday which is not a banking holiday at the place of receipt shall be effective on the date received. Any other notice by FAX shall be effective at 10:00 A.M. EDT on the first weekday which is not a banking holiday at the place of receipt following the day on which such FAX is received.

26   ASSIGNMENT

     Except as expressly provided in this Section 26, FTI may not assign any of its rights or benefits under this Agreement. FTI may, otherwise at any time with the prior written approval of Rader, such approval not to be unreasonably withheld (and for the purposes of such approval, Rader may exact evidence of any proposed assignee's financial capacity to meet FTI's obligations under this Agreement) assign all (but not less than all) of its rights and benefits under this Agreement to any person if:

          (a) Rader is given at least (30) days prior written notice of the proposed assignment;

          (b) the assignee delivers to Rader an instrument in writing (acceptable to Rader's counsel) executed by the assignee confirming that it is bound by and shall perform all of the obligations of FTI under this Agreement as if it were an original signatory; and

          (c) Notwithstanding the foregoing, FTI will be permitted to assign all of its interest in its rights to purchase the Railcars to a third party subject to Rader's prior written approval, which shall not be unreasonably withheld provided said assignment is solely for the purpose of FTI's leasing the Railcars from such assignor. FTI's assignment of its interest in its right to purchase the Railcars shall not require prior approval by Rader if assigned to a directly or indirectly controlled (i.e. 80% or more of the voting common stock) subsidiary of FTI. The provision is not intended to release FTI from any guarantees under this Agreement.

          (d) Provided further that no assignment shall relieve FTI of its obligations under this Agreement.

      In the event of an assignment contemplated above, any reference in this Agreement to "FTI" shall be deemed to include the assignee and any corporation, entity or person which owns, either directly or indirectly, all or any portion of the stock of FTI.

27    TIME OF THE ESSENCE

      Time is of the essence of this Agreement.

28    WAIVER

      Except as expressly provided in this Agreement, no amendment, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

29    BINDING AGREEMENT

      This Agreement shall inure to the benefit of and be binding upon the undersigned and their respective legal representatives, successors and assigns. Whenever in this Agreement a reference to any party is made, such reference shall be deemed to include a reference to the legal representatives, successors, and assigns of such party.

30    SEVERABILITY

      The remainder hereof shall not be voided or otherwise affected by the invalidity of one or more of the terms herein.

31    ASSIGNMENT AND SUBCONTRACTING

      Except as permitted pursuant to Section 26 of this Agreement, neither party shall assign, subcontract or otherwise delegate any of its rights or obligations hereunder without the prior written consent of the other party hereto.

32    SURVIVAL

      All warranties, indemnities, intellectual property and confidentiality rights and obligations provided herein shall survive the termination, completion or cancellation hereof.

33    AMENDMENTS

      No amendment, modification or waiver of any term hereof shall be effective unless set forth in a writing signed by FTI and Rader.

34    INDEPENDENT CONTRACTOR

      Rader is an independent contractor for all purposes hereof. The contract evidenced by this Agreement is not intended to be one of hiring under the provisions of any workers' compensation or other laws and shall not be so construed.

35    HEADINGS

      Headings contained herein are inserted for convenience and shall have no effect on the interpretation or construction hereof.

36    PUBLICITY

      Each party agrees that no information relative to this Agreement shall be released for publication, advertising or any other purpose without the other party's prior written consent.

37    COUNTERPARTS

      This agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same document.

38    NEGOTIATED AGREEMENT

      This agreement represents the negotiated agreement of both parties and shall not be construed against the drafting party.

39    ENTIRE AGREEMENT

      This Agreement constitutes the entire agreement of the parties with respect to the subject matter herein and supersedes any prior or contemporaneous agreement or understanding between the parties. No course of dealing, no usage of trade and no course of performance shall be used to supplement or explain any term, condition or instruction herein, nor be deemed to effect any amendment.

40    CONFIDENTIALITY AND CONFIDENTIAL INFORMATION

      This Agreement (including Appendixes hereto) and the terms and conditions hereof are considered confidential. Neither party hereto shall disclose this Agreement or its terms to any third party except: (i) their respective accountants, attorneys or banking and lending institutions; or
      (ii) pursuant to court order, applicable law (i.e. securities law) or other legal process.

41    CONTINGENT APPROVAL

      This Agreement will continue in effect for a period of sixty (60) days following its execution and its continued application to the parties beyond that date shall be subject to FTI's negotiation of the required trackage rights agreements with CSX, FDOT and/or Amtrak within that period. In the event FTI is unable to conclude any of the required trackage rights agreements that are necessary for its operations, it may upon seven (7) days' advance written notice to Rader, terminate all obligations under this Agreement. In the event FTI terminates this Agreement, it shall be obligated to compensate Rader for all reasonable expenses incurred in the construction of the Railcars through the date the notice was served on Rader by FTI plus all reasonable demobilization costs (i.e. including but not limited to equipment purchase/lease costs and employee severance costs). The dates prescribed by this Section may be modified by mutual agreement of the parties.

42    DELINQUENT PAYMENTS

      In the event either party is delinquent in making payments required by this Agreement, said party shall pay interest on any late payment at a rate equal to the higher of 12% per annum or the reference rate of Bank of America, N.A. & S.A, plus 2% ("REFERENCE RATE"), in addition to any other remedy available to it at law or in equity. Interest shall accrue at the Reference Rate beginning on the day after payment is due and shall accrue at the effective Reference Rate thereafter.

43    APPROVALS

      This Agreement shall be subject to the approval of the Board of Directors of First American Railways, Inc. And Fun Trains Inc.

44    GUARANTEES

      The mutual guarantee of the parties are attached hereto and made part of this Agreement N and O.

45    FURTHER ASSURANCES AND COOPERATION

      FIT and Rader shall execute, acknowledge and deliver to the other any further instruments that may be reasonably required to give full force and effect to the provisions of this Agreement; provided, however, that neither party shall be required to deliver any other instrument which expands its duties, obligations or representations and warranties or which diminishes its rights under this Agreement.

                              DATED THIS 23RD DAY OF OCTOBER, 1996.

                              RADER RAILCAR 11, INC., A COLORADO CORPORATION

                              BY:
                                 ---------------------------------------
                              NAME:  THOMAS G. RADER
                                   -------------------------------------
                              TITLE: PRESIDENT
                                   -------------------------------------

                              FUN TRAINS, INC., A FLORIDA CORPORATION

                              BY:
                                 ---------------------------------------
                              NAME:  RAYMOND MONTELEONE
                                   -------------------------------------
                              TITLE: PRESIDENT AND TREASURER
                                   -------------------------------------

                                 SIGNATURE PAGE

                                 TO BE ATTACHED

                                       TO

                          RAILCAR CONSTRUCTION AGREEMENT

                                 by and between

                             RADER RAILCAR II, INC.

                                       and

                                FUN TRAINS, INC.



                                     "RADER"
                                      Rader Railcar II, Inc.
                                      A Colorado Corporation

                                      By: /s/ THOMAS G. RADER
                                         -----------------------------
                                              Thomas G. Rader
                                              President


                                      FTI
                                      Fun Trains, Inc.
                                      a Florida Corporation

                                      By: /s/ RAYMOND MONTELEONE
                                         -----------------------------
                                              Raymond Monteleone
                                              Vice President & Treasurer